Exhibit 99.1
STONE ENERGY CORPORATION
Announces the Appointment of a New Director
LAFAYETTE, LA. December 22, 2008
     Stone Energy Corporation (NYSE: SGY) today announced the addition of Peter D. Kinnear to its Board of Directors. Mr. Kinnear is the President, Chief Executive Officer and Chairman of the Board of Directors of FMC Technologies, Inc., a leading global provider of technology solutions for the energy industry and other industrial markets.
     Stone’s Chief Executive Officer David Welch states, “We are excited to have Peter join our board with his depth of experience and his extensive knowledge of the energy industry. We certainly will welcome his insights and contributions.”
     Mr. Kinnear received his bachelor’s degree in Chemical Engineering from Vanderbilt University and an MBA from the University of Chicago. Mr. Kinnear currently serves on the boards of Tronox, Incorporated (NYSE: TRX), the Petroleum Equipment Suppliers Association, the National Association of Manufacturers and the American Petroleum Institute. Mr. Kinnear also serves on the Board of Trustees of Spindletop International.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.